Exhibit 99.1


FOR IMMEDIATE RELEASE
Date:    May 4, 2004
Contact: Patricia E. Hoch, Corporate Secretary
         (717) 920-5811    Fax: (717) 920-1683




                         COMMUNITY BANKS, INC. DECLARES
                          SECOND QUARTER CASH DIVIDEND


Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc., the parent company of Community Banks, has declared a quarterly cash dividend of $.17 per share payable July 1, 2004 to shareholders of record on June 16, 2004. This represents a 7% increase over last year's second quarter dividend of $.159 per share adjusted for the twenty percent stock dividend paid in January, 2004 and the five percent stock dividend paid in April, 2004.

Community recently reported earnings of $5.2 million or $.41 per share for the quarter ended March 31, 2004.

Total assets at March 31, 2004 totaled $1.9 billion, increasing 10.0% from March 31, 2003.

Currently, Community Banks, Inc.'s banking subsidiary has 46 community banking offices and nearly 100 ATMs throughout central and northeastern Pennsylvania and northern Maryland. In addition to banking and insurance services, Community offers complete trust, investment and settlement services.

This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, that is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.